EXHIBIT 99.1

PSM Holdings, Inc. to Acquire CBB, Inc.

Roswell, NM—June 14, 2010.  PSM Holdings, Inc. (OTCBB: PSMH-OB), a leading mortgage brokerage and banking company in the Southwest, is pleased to announce that it has signed a Letter of Intent (the “LOI”) to acquire CBB, Inc. (“CBB”).  CBB is an Oklahoma based management company that operates a successful regional mortgage banking firm in the Southwest.

Under the terms of the LOI, upon closing of the transaction, CBB shareholders would receive common shares from PSMH representing approximately 70% of the outstanding shares of PSMH stock and CBB would become a wholly owned subsidiary of PSMH.  Also at closing, the Board of Directors would be restructured maintaining Ron Hanna and Jeffrey Smith on the board, and adding the principals of CBB and a designee of CBB.  Closing of the transaction is expected to take place in July 2010.

Closing of the transaction is subject to further negotiations and execution of a definitive agreement between the parties.  The definitive agreement will contain customary representations and warranties of the parties and standard conditions to closing.  The shares to be issued in this transaction will not have been registered under the Securities Act and may not be offered or sold absent registration or an applicable exemption from registration requirements.

Jeffrey R. Smith, President of PSMH, commented, “I am very excited about this acquisition for the company.  This will give PSMH the opportunity for exponential growth at the very time mortgage markets are rebounding”.

Forward Looking Statements

This release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company’s ability to close the disclosed transaction. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

Contact:
Jeffrey R. Smith
President and CEO
575-624-4170
jeff@wewalkyouhome.com